Exhibit 23(a)- Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the captions "Experts" and "Independent Auditors" and to the use of our report dated March 22, 2002, with respect to the balance sheets of ReliaStar Life Insurance Company of New York as of December 31, 2001 and 2000 ("Successor Company"), and the related statements of income, shareholder's equity, and cash flows for the year ended December 31, 2001 and for the period from September 1, 2000 to December 31, 2000 ("Successor Company"), and for the period from January 1, 2000 to August 31, 2000 ("Preacquisition Company"), and to the use of our report dated February 15, 2002, with respect to the financial statements of First Golden Life Insurance Company of New York Separate Account NY-B (to be renamed ReliaStar Life Insurance Company of New York Separate Account NY-B on the effective date of this Registration Statement), included in the Registration Statement under the Securities Act of 1933 (Form S-1 No. 333-75938) and related Prospectuses of Reliastar Life Insurance Company of New York.

Our audits of ReliaStar Life Insurance Company of New York (to which the date of our report is March 22, 2002) also included Schedule I, Schedule III and
Schedule IV, as of December 31, 2001 and 2000 ("Successor Company"), and for the year ended December 31, 2001 and for the period from September 1, 2000 to December 31, 2000 ("Successor Company"), and for the period from January 1, 2000 to August 31, 2000 ("Preacquisition Company"), of ReliaStar Life Insurance Company of New York included in Item 16(b)(2). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


/s/Ernst & Young LLP

Atlanta, Georgia
March 28, 2002